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                                                                   EXHIBIT 10.9

                                  BANK HAPOALIM


Financing Services and Customer Administration Division
                                                             Date: May 9th 2001
                                                           Our Ref. 997/2388/01
MARNETICS BROADBAND TECHNOLOGIES LTD.
(FORMERLY STAV ELECTRICAL SYSTEMS (1994) LTD.)

Dear Sirs,

Re: AN AGREEMENT FOR THE ASSIGNMENT OF THE DEBT TO SHLAVOR SYSTEMS LTD. (FORMERLY STAV [LIGHTING] PRODUCTION OF ELECTRICAL SYSTEMS LTD.) (HEREINAFTER: "SHLAVOR")

WHEREAS your debt to Bank Hapoalim Ltd. (hereinafter: "The Bank"), as of April 4th 2001, is in the amount of NIS 14.208 million (including interest up until March 31st 2001) (not including bank guarantees, which were issued by the Bank, at your request) (hereinafter: "The Debt to the Bank");

AND WHEREAS   you have conveyed to us that a part of the Debt to the Bank emerges from the debt of the Hod Hasharon Municipality
              (hereinafter: "The Municipality") toward you at the rate of NIS
              9.1 million, as per the approval of the Municipality, attached hereto (hereinafter: "The Debt of the Municipality");

AND WHEREAS   pursuant to the assurance of your debts and liabilities toward the
              Bank, you have issued in favor of the Bank pledges on your assets, including a floating charge on all your assets and

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              property of any kind and type whatsoever (hereinafter: "The
              Pledges");

AND WHEREAS   you requested the agreement of the Bank for the assignment of the
              Debt of the Municipality in favor of the Bank and for the cancellation of the Pledges;

THEREFORE, ACCORDING TO YOUR REQUEST, WE HEREBY NOTIFY YOU, AS FOLLOWS:

The Bank irrevocably agrees to the assignment of a debt in the amount of NIS
13.1 million out of the Debt to the Bank (hereinafter: "The Assigned Debt") and the cancellation of the Pledges, upon the fulfillment of the following accumulative conditions:

1. An amount of NIS 4 million of the Assigned Debt shall be paid by you in cash up until May 31st 2001, but not later than the date of assignment of the Assigned Debt (hereinafter: "The Determining Date").

2. Upon the Determining Date, you shall issue in favor of the Bank a fixed charge and an assignment by way of a mortgage on all your rights with regard to the Debt of the Municipality, that being pursuant to the assurance of all your debts and liabilities and the debts and liabilities of Shlavor to the Bank (both the current debt in the account of Shlavor and the debt to the Bank). Furthermore, you shall obtain the consent of the Municipality to the assignment of the right and its obligation to act according to it. The assignment of the right, as stated, is and shall not deny you and/or anyone on your behalf (in coordination with the Bank and

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     at your expense) the right to file a claim against the Municipality, pursuant to the refund of the Debt of the Municipality and also for any damage and/or loss and/or expenditure, which would be incurred by you in consequence of the non payment of the Debt of the Municipality.

3. The Assigned Debt, which would be assigned in favor of Shlavor upon the Determining Date, shall not include the bank guarantees, which were issued by the Bank at your request. You shall remain liable for the payment of any debt to the Bank, which would evolve in connection with the aforementioned guarantees (whose total amount, as of the date of this letter, is approx. NIS 550 thousand), immediately upon receipt of the requirement of the Bank.

4. Following the assignment of the Assigned Debt (to Shlavor), you shall pay the balance of the credit, above the amount of assignment of the debt, and the guarantee remaining in your account, with the exception of the credit framework, which would be made available in your account, in the amount of NIS 200,000 (according to a P + 1% interest), that being up until December 31st 2001. In the event that your account would show a deviation from the aforementioned credit framework, you shall be liable for its payment immediately upon receipt of the requirement of the Bank. Immediately upon the completion of the period of the aforementioned credit framework, you shall pay your full debt to the Bank.

5. You shall sign a guarantee to the debts of Shlavor to the Bank, which would be restricted to an amount of up to NIS 3 million, as this amount is

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     linked to the index, as from the date of signature of this document. The guarantee shall decrease following payment of the Debt of the Municipality, which is assigned to the Bank, according to a ratio of 2:1 (I.E., the Debt of the Municipality, which is assigned to the Bank, shall decrease by one million Shekel, the guarantee shall decrease by one half of a million Shekel, and in any event by which an amount of NIS 6 million is paid - the guarantee shall be cancelled).

     We hereby agree that we shall not be entitled to raise any requirement and/or claim toward you in connection with the guarantee for a period of 12 months from the Determining Date, and in any event whereby you took legal actions against the Municipality, pursuant to the collection of the Debt - for an additional period of six months, following the aforementioned period, and in total not more than 18 months from the Determining Date. The guarantee shall be cancelled in any event, whereby the rate of your share on the United States Stock Exchange reaches a price of not less than $50 per share, over a period of 14 consecutive days of trade.

6. You shall sign a deed of obligation in accordance with which you are obligated, as from the Determining Date until the cancellation of the guarantee, as per Section 5 above, not to issue a floating charge on all the assets of the Company, but only if a floating charge of the same priority is concurrently registered in our favor.

7. You shall not make nor consent to the making of any obligation of Shlavor toward you, other than that explicitly stated in this letter.

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8.   Shlavor shall approve at the bottom of this letter its consent to the assignment of the Assigned Debt and also its consent that all the securities, which were issued by it in favor of the Bank, pursuant to the assurance of its debts and liabilities to the Bank, shall also serve in order to secure the Assigned Debt, after its assignment to Shlavor, and it shall sign all the documents required by the Bank for this purpose.

9. We hereby undertake that upon the assignment of the Assigned Debt and the transferring of the amount, stated in Section 1 above, in favor of the Bank; upon the assignment of the debt of the Municipality in favor of the Bank, as stated in Section 2 above, and the signing of the guarantee, as stated in Section 5 above - the Pledges, including the floating charge registered in our favor, shall be cancelled, and the Bank shall not have any contention and/or claim toward you in connection with the Assigned Debt.

     This agreement on our part is irrevocable and it shall remain valid up until June 30th 2001, as after this date it shall be null and void. Until the fulfillment of all the aforementioned conditions, all our rights on the strength of the pledges, mortgages and other obligations of any kind and type whatsoever, which were issued and given to the Bank, are definitely reserved and shall remain in full force without any change. This letter replaces our letter, dated April 18th 2001

                                        Sincerely Yours,
                                        Bank Hapoalim Ltd.
                                        Chief Management
                                        A. Zamir


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We agree to all that is stated above and we are obligated to act accordingly.



                                           /S/ MENACHEM REINSCHMIDT
                                           ------------------------------------
                                           Menachem Reinschmidt - President
                                           Marnetics Broadband Technologies Ltd.



                                           /S/ DAVID SHEETRIT
                                           ------------------------------------
                                           David Sheetrit - Acting CEO
                                           Marnetics Broadband Technologies Ltd.

We consent to the assignment of the Debt to the Bank, according to its definition above, and we are obligated to act in accordance with that stated in
Section 8 above.


                                           /S/ DOV STRIKOVSKY
                                           -------------------------------------
                                           Dov Stikovsky
                                           Shlavor Systems Ltd.

We consent to all that is stated above and we are obligated to act in accordance with that stated in Section 7 above.


                                           /S/ MR. ZAMIR
                                           -------------------------------------
                                           Bank Hapoalim Ltd.


                                           /S/ MR. ZILLBERSTEIN
                                           -------------------------------------
                                           Bank Hapoalim Ltd.






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